State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 06/20/2007
FILED 06:21 PM 06/20/2007
SRV 070733386 - 4375240 FILE

CERTIFICATE OF INCORPORATION

OF

CELLCEUTIX PHARMA, INC.

FIRST: The name of this corporation shall be:

CELLCEUTIX PHARMA, INC.

SECOND: Its registered office in the State of Delaware is to be located at 341 Raven Circle, in the City of Wyoming, County of Kent, Zip Code 19934 and its registered agent at such address is Allstate Corporate Services Corp.

THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The aggregate number of shares, which the corporation shall have authority to issue, is (1,000,000) One Million, all of which are of a $0.0001 par value, and all of which are of the same class.

FIFTH: The name and address of the incorporator is as follows:

Sal Abecasis 341 Raven Circle, Wyoming, Delaware 19934

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

EIGHTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH: The corporate existence of the corporation shall begin upon filing of this Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the Incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 20th day of June 2007.

Sal Abecasis, Incorporator
Allstate Corporate Services Corp.
341 Raven Circle
Wyoming, Delaware 19934